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AES Reports Strong Second Quarter Results

Arlington, VA, August 9, 2007 — The AES Corporation (NYSE:AES) today reported strong results for the quarter ending June 30, 2007.  Revenues increased 17% to $3.3 billion compared to $2.9 billion for the second quarter of 2006, while net cash from operating activities increased 19% to $526 million compared to $442 million last year.

Second quarter income from continuing operations was $279 million or $0.41 per diluted share versus $193 million or $0.29 per diluted share in second quarter 2006.  Second quarter net income was $247 million or $0.36 per diluted share versus net income of $175 million, or $0.26 in second quarter 2006.  Adjusted earnings per share (a non-GAAP financial measure) was $0.41 versus $0.28 in second quarter 2006.  This increase in adjusted earnings reflects the positive impacts of: a net positive per share impact of $0.15 due to one-time benefits from a gain associated with the acquisition of lessor interests and tax recoveries at certain subsidiaries; improvements in gross margin; decreases in net interest expense.  Offsetting these positive impacts were: a higher effective tax rate; higher minority interest expense; and emissions sales that were lower by $24 million, or $0.03 impact per share.

During the quarter, the Company continued to expand its alternative energy business around the globe. The Company acquired two wind farm projects totaling 186 MW in the United States and acquired a 49% stake in a joint venture to construct and operate 225 MW of wind projects in China. The Company also completed the construction of its 233 MW Buffalo Gap II wind farm in Texas. In its core power business, the Company commenced construction of its first project in Jordan, a 370 MW gas-fired power plant located outside of Amman, and acquired a 51% stake in a 390 MW pipeline of hydroelectric projects in Turkey.

“We had a strong quarter in terms of both our operational results and building our growth pipeline,” said Paul Hanrahan, AES President and CEO.  ”We continued to develop our alternative energy business and, with more than 1,000 MW of wind facilities in operations, we are on track to triple our wind generation capacity by 2011.  We are also making good progress growing our traditional business, with expansions into the high growth markets of Turkey and the Middle East.”

Second Quarter 2007 Consolidated Highlights

•                  During the quarter, revenues increased by $482 million to $3.3 billion, reflecting: higher prices in all segments, particularly at our generating plants in Chile and New York; favorable foreign currency translation, primarily in Latin America; the acquisition of two petroleum coke-fired plants in Mexico (TEG and TEP); and the consolidation of Itabo, one of the Company’s businesses in the Dominican Republic.

•                  Gross margin increased by $21 million to $888 million, primarily due to: higher prices in New York and in Latin America; favorable foreign currency translation; and contributions from TEG and TEP in Mexico and from Itabo in the Dominican Republic.  This was partially offset by a cumulative charge of $48 million relating to transmission fees accumulated from 2004 through 2007 at Tiete in Brazil, increased purchased energy and fuel costs at Uruguaiana in Brazil and lower emission sales of $24 million.

•                  General and administrative expense increased $30 million to $88 million, largely from increased business development activities to support our growth initiatives, higher spending related to the strengthening of our financial organization and the completion of our May restatement.

•      Interest expense, net of interest income, decreased by $75 million, primarily due to increased interest income on investments and favorable foreign currency translation in Brazil and the benefits of debt retirement and refinancing activities primarily in Brazil.

•                  Other income, net of other expense, increased by $245 million, primarily due to a non-cash gain of $137 million related to a previously disclosed acquisition of lessor interests, which is accounted for as a contract settlement in New York. The Company also recognized gross receipts tax recoveries of $93 million at two of its Latin American subsidiaries.

•                  Minority interest expense increased by $66 million due to the Company’s 2006 Brazil restructuring which resulted in lower ownership of Eletropaulo in Brazil.

•                  The effective tax rate during the quarter was 35% compared to 20% in 2006. This increase was primarily due to appreciation of the Brazilian real at certain of the Company’s Brazilian subsidiaries which increased the 2007 effective tax rate and the release of a valuation allowance at Eletropaulo in Brazil in the second quarter of 2006 which reduced the 2006 effective tax rate.

•                  Income from continuing operations for the second quarter of 2007 was $279 million, or $0.41 diluted earnings per share, versus $193 million, or $0.29 diluted earnings per share, for the second quarter of 2006.  Adjusted earnings per share (a non-GAAP financial measure) for the second quarter of 2007 was $0.41, compared to $0.28 in second quarter 2006.

•                  During the quarter, operating cash flow increased by $84 million to $526 million This increase was primarily due to decreases in net working capital and the contributions from new businesses.

•                  Free cash flow (a non-GAAP financial measure) decreased by $43 million to $220 million due to increased maintenance capital expenditures, including environmental projects at IPL in Indiana and Kilroot in Northern Ireland.

Second Quarter 2007 Segment Highlights

•                  Latin America Generation revenue increased by $203 million to $823 million, primarily due to higher contract and spot prices at Gener in Chile, higher inter-company sales at Tiete in Brazil and the consolidation of Itabo in the Dominican Republic. Gross margin remained flat at Gener, primarily due to higher fuel costs. Gross margin decreased by $55 million to $200 million, primarily due to the cumulative charge of $48 million at Tiete in Brazil and increased purchased electricity and fuel costs at Uruguaiana in Brazil.

•                  Latin America Utility revenue increased by $151 million to $1.3 billion, primarily due to the positive impact of foreign currency translation in Brazil and higher volumes at Eletropaulo.  Gross margin increased by $22 million to $289 million, primarily due to favorable foreign currency translation.

•                  North America Generation revenue increased by $87 million to $546 million, primarily due to the acquisition of TEG and TEP in Mexico and higher spot prices at Eastern Energy in New York.  Gross margin increased by $48 million to $181 million, primarily due to the higher spot prices at Eastern Energy and the acquisition of TEG and TEP.  These gains were partially offset by lower emission sales in New York.

•                  North America Utility revenue increased by $8 million to $259 million, primarily due to higher volumes at IPL in Indiana, partially offset by lower fuel cost recovery revenue and lower emission sales.  Gross margin increased by $19 million to $78 million, primarily due to higher volume and lower maintenance costs associated with generating unit overhauls in second quarter of 2006 at IPL

•                  Europe & Africa Generation revenue increased by $28 million to $214 million, primarily due to higher volume at Tisza II in Hungary and in Kazakhstan and favorable foreign currency translation. These gains were partially offset by lower emission sales in Hungary and the Czech Republic.  Gross margin decreased by $12 million to $43 million, primarily due to lower emission sales and a planned outage at Kilroot in Northern Ireland.

•                  Europe & Africa Utility revenue increased by $23 million to $159 million, primarily due to higher volume and tariff rates in Ukraine and foreign currency translation gains. Gross margin decreased by $5 million to $24 million, primarily due to reduced rainfall in Cameroon which led to increased fuel costs at SONEL and higher fixed costs related to increased staffing and higher depreciation also at SONEL in Cameroon.

•                  Asia Generation revenue increased by $11 million to $251 million, primarily due to higher volume in Pakistan and Sri Lanka, partially offset by lower volumes at Barka in Oman. Gross margin increased by $4 million to $60 million, primarily due to higher volumes in Pakistan.

Non-GAAP Financial Measures

See Non-GAAP Financial Measures for definitions of adjusted earnings per share and free cash flow and reconciliations to the most comparable GAAP financial measure.

Attachments

Condensed Consolidated Statements of Operations, Segment Information, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information.

Conference Call Information

AES will host a conference call on Friday, August 10th, 2007 at 10:00 a.m. Eastern Daylight Time (EDT). The call may be accessed via a live webcast which will be available at www.aes.com by selecting “Investor Information” and then “Quarterly Financial Results” or by telephone in listen-only mode at (888)-694-4641. International callers should dial (973)-582-2734. Please call at least ten minutes before the scheduled start time. You will be requested to provide your name and affiliation. The AES Financial Review presentation will be available prior to the call at www.aes.com by selecting “Investor Information” and then “Quarterly Financial Results.”

A telephonic replay will be available at approximately 12:00 p.m. EDT by dialing (877)-519-4471 or (973)-341-3080 for international callers. The system will ask for a reservation number; please enter 9121417 followed by the pound key (#). The telephonic replay will be available until August 31, 2007. A webcast replay, as well as a replay in downloadable .mp3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

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About AES

AES is one of the world’s largest global power companies, with 2006 revenues of $11.6 billion. With operations in 28 countries on five continents, AES’s generation and distribution facilities have the capacity to serve 100 million people worldwide. Our 13 regulated utilities amass annual sales of over 73,000 GWh and our 117 generation facilities have the capacity to generate approximately 40,000 megawatts. Our global workforce of 30,000 people is committed to operational excellence and meeting the world’s growing power needs. To learn more about AES, please visit www.aes.com or contact AES media relations at media@aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance.  Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions.  Forecasted financial information is based on certain material assumptions.  These assumptions include, but are not limited to, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’s 2006 Annual Report on Form 10-K/A.  Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business.  AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2007	2006 (Restated)	2007 (Restated)	2006 (Restated)

Revenues	$3,344	$2,862	$6,453	$5,668
Cost of sales	(2,456)	(1,995)	(4,709)	(3,896)
GROSS MARGIN	888	867	1,744	1,772

General and administrative expenses	(88)	(58)	(171)	(114)
Interest expense	(411)	(432)	(833)	(850)
Interest income	141	87	241	201
Other expense	(24)	(31)	(65)	(109)
Other income	262	24	299	43
Gain on sale of investments	9	2	10	89
Asset impairment expense	—	(16)	—	(16)
Foreign currency transaction losses on net monetary position	(4)	(4)	(4)	(27)
Equity in earnings of affiliates	21	11	41	46
Other non-operating expense	(6)	—	(45)	—

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	788	450	1,217	1,035

Income tax expense	(274)	(88)	(455)	(275)
Minority interest expense	(235)	(169)	(371)	(243)

INCOME FROM CONTINUING OPERATIONS	279	193	391	517

Income from operations of discontinued businesses, net of tax	9	27	71	45
Loss from disposal of discontinued businesses, net of tax	(41)	(66)	(677)	(66)
Extraordinary item, net of tax	—	21	—	21

NET INCOME (LOSS)	$247	$175	$(215)	$517

DILUTED EARNINGS (LOSS) PER SHARE
Income from continuing operations	$0.41	$0.29	$0.58	$0.77
Discontinued operations	(0.05)	(0.06)	(0.90)	(0.03)
Extraordinary items	—	0.03	—	0.03

DILUTED EARNINGS (LOSS) PER SHARE	$0.36	$0.26	$(0.32)	$0.77

Diluted weighted average shares outstanding (in millions)	692	669	678	684

THE AES CORPORATION

SEGMENT INFORMATION (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2007	2006 (Restated)	2007 (Restated)	2006 (Restated)

REVENUES
Latin America Generation	$823	$620	$1,561	$1,220
Latin America Utilities	1,307	1,156	2,484	2,260
North America Generation	546	459	1,056	954
North America Utilities	259	251	522	506
Europe & Africa Generation	214	186	466	394
Europe & Africa Utilities	159	136	325	288
Asia Generation	251	240	451	420
Corp/Other & eliminations	(215)	(186)	(412)	(374)

Total revenues	$3,344	$2,862	$6,453	$5,668

GROSS MARGIN
Latin America Generation	$200	$255	$450	$514
Latin America Utilities	289	267	499	496
North America Generation	181	133	335	309
North America Utilities	78	59	159	123
Europe & Africa Generation	43	55	133	135
Europe & Africa Utilities	24	29	41	65
Asia Generation	60	56	106	105
Corp/Other & eliminations	13	13	21	25

Total gross margin	$888	$867	$1,744	$1,772

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST
Latin America Generation	$293	$203	$507	$441
Latin America Utilities	230	165	396	293
North America Generation	269	65	354	275
North America Utilities	52	29	102	63
Europe & Africa Generation	40	54	111	139
Europe & Africa Utilities	22	26	34	59
Asia Generation	47	42	76	73
Corp/Other & eliminations	(165)	(134)	(363)	(308)

Total income before income taxes and minority interest	$788	$450	$1,217	$1,035

THE AES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	June 30,	December 31,
($ in millions, except shares and par value)	2007	2006 (Restated)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,478	$1,379
Restricted cash	662	548
Short term investments	1,204	640
Accounts receivable, net of reserves of $242 and $233, respectively	2,036	1,769
Inventory	497	471
Receivable from affiliates	94	76
Deferred income taxes - current	251	208
Prepaid expenses	147	109
Other current assets	1,168	927
Current assets of held for sale and discontinued businesses	18	438
Total current assets	7,555	6,565

PROPERTY, PLANT AND EQUIPMENT
Land	996	928
Electric generation and distribution assets	24,216	21,835
Accumulated depreciation	(7,106)	(6,545)
Construction in progress	1,133	979
Property, plant and equipment, net	19,239	17,197

OTHER ASSETS
Deferred financing costs, net of accumulated amortization of $202 and $188, respectively	282	279
Investment in and advances to affiliates	721	595
Debt service reserves and other deposits	549	524
Goodwill, net	1,468	1,416
Other intangible assets, net of accumulated amortization of $201 and $172, respectively	341	298
Deferred income taxes - noncurrent	691	602
Other assets	1,739	1,634
Noncurrent assets of held for sale and discontinued businesses	37	2,091
Total other assets	5,828	7,439

TOTAL ASSETS	$32,622	$31,201

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$913	$795
Accrued interest	299	404
Accrued and other liabilities	2,314	2,131
Non-recourse debt - current portion	1,515	1,411
Recourse debt - current portion	415	—
Current liabilities of held for sale and discontinued businesses	4	288
Total current liabilities	5,460	5,029

LONG-TERM LIABILITIES
Non-recourse debt	10,829	9,834
Recourse debt	4,380	4,790
Deferred income taxes - noncurrent	1,185	803
Pension liabilities and other post-retirement liabilities	898	844
Other long-term liabilities	3,544	3,554
Long-term liabilities of held for sale and discontinued businesses	2	434
Total long-term liabilities	20,838	20,259

Minority Interest (including discontinued businesses of $0 and $175, respectively)	3,263	2,948

STOCKHOLDERS’ EQUITY
Common stock ($.01 par value, 1,200,000,000 shares authorized; 668,336,299 and 665,126,309 shares issued and outstanding, respectively)	7	7
Additional paid-in capital	6,791	6,654
Accumulated deficit	(1,364)	(1,096)
Accumulated other comprehensive loss	(2,373)	(2,600)
Total stockholders’ equity	3,061	2,965

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$32,622	$31,201

THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2007	2006 (Restated)	2007 (Restated)	2006 (Restated)

OPERATING ACTIVITIES
Net cash provided by operating activities	$526	$442	$1,107	$951

INVESTING ACTIVITIES
Capital expenditures	(714)	(310)	(1,190)	(552)
Acquisitions, net of cash acquired	(82)	(13)	(256)	(13)
Proceeds from the sales of businesses	781	124	781	234
Proceeds from the sales of assets	3	3	5	7
Sale of short-term investments	428	482	754	758
Purchase of short-term investments	(697)	(497)	(1,167)	(945)
Increase in restricted cash	(165)	(71)	(179)	(124)
Purchase of emission allowances	(1)	(36)	(2)	(48)
Proceeds from the sales of emission allowances	1	22	10	67
(Increase) decrease in debt service reserves and other assets	(8)	(20)	109	(10)
Purchase of long-term available-for-sale securities	(15)	(52)	(23)	(52)
Other investing	(1)	(12)	11	(1)
Net cash used in investing activities	(470)	(380)	(1,147)	(679)

FINANCING ACTIVITIES
(Repayments) borrowings under the revolving credit facilities, net	(369)	132	(183)	143
Issuance of non-recourse debt	428	871	798	1,200
Repayments of recourse debt	—	—	—	(150)
Repayments of non-recourse debt	(227)	(1,033)	(597)	(1,581)
Payments for deferred financing costs	(17)	(39)	(21)	(55)
Distributions to minority interests	(212)	(109)	(266)	(125)
Contributions from minority interests	327	117	336	117
Issuance of common stock	15	20	29	28
Financed capital expenditures	(4)	(17)	(8)	(17)
Other financing	—	(3)	1	(3)
Net cash (used in) provided by financing activities	(59)	(61)	89	(443)
Effect of exchange rate changes on cash	33	(9)	50	27

Total increase (decrease) in cash and cash equivalents	30	(8)	99	(144)
Cash and cash equivalents, beginning	1,448	1,040	1,379	1,176

Cash and cash equivalents, ending	$1,478	$1,032	$1,478	$1,032

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2007	2006 (Restated)	2007 (Restated)	2006 (Restated)

Diluted EPS From Continuing Operations	$0.41	$0.29	$0.58	$0.77

FAS 133 Mark to Market (Gains)/Losses	—	(0.01)	—	(0.01)
Currency Transaction (Gains)/Losses	(0.01)	—	—	—
Net Asset (Gains)/Losses and Impairments	0.01	—	0.06	(0.13)
Debt Retirement (Gains)/Losses	—	—	—	0.04

Adjusted Earnings Per Share(1)	$0.41	$0.28	$0.64	$0.67

Capital Expenditures

Maintenance Capital Expenditures	$306	$179	$510	$379
Growth Capital Expenditures	412	148	688	190

Total Capital Expenditures	$718	$327	$1,198	$569

Reconciliation of Free Cash Flow

Net Cash from Operating Activities	$526	$442	$1,107	$951
Less: Maintenance Capital Expenditures	306	179	510	379

Free Cash Flow (2)	$220	$263	$597	$572

(1)             Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses associated with (a) mark-to-market amounts related to FAS 133 derivative transactions, (b) foreign currency transaction impacts on the net monetary position related to Brazil and Argentina, (c) significant asset gains or losses due to disposition transactions and impairments, and (d) costs related to the early retirement of recourse debt. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance.  Factors in this determination include the variability associated with mark-to-market gains or losses related to certain derivative transactions, currency transaction gains or losses, periodic strategic decisions to dispose of certain assets which may influence results in a given period, and the early retirement of corporate debt.

(2)             Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures.  AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

THE AES CORPORATION

PARENT FINANCIAL INFORMATION

Parent only data: last four quarters	4 Quarters Ended
($ in millions)	June 30,	March 31,	December 31,	September 30,
Total subsidiary distributions & returns of capital to Parent	2007	2007	2006	2006
	Actual	Actual	Actual	Actual
Subsidiary distributions (1) to Parent	$1,058	$976	$971	$1,014

Returns of capital distributions to Parent	92	87	72	68

Total subsidiary distributions & returns of capital to parent	$1,150	$1,063	$1,043	$1,082

Parent only data: quarterly	Quarter Ended
($ in millions)	June 30,	March 31,	December 31,	September 30,
Total subsidiary distributions & returns of capital to Parent	2007	2007	2006	2006
	Actual	Actual	Actual	Actual
Subsidiary distributions to Parent	$259	$137	$311	$352

Returns of capital distributions to Parent	34	15	9	34

Total subsidiary distributions & returns of capital to Parent	$293	$152	$320	$386

Liquidity (3)	Balance at
($ in millions)	June 30,	March 31,	December 31,	September 30,
	2007	2007	2006	2006
	Actual	Actual	Actual	Actual
Cash at Parent	$395	$54	$237	$172
Availability under revolver	973	804	889	764
Cash at QHCs (2)	10	20	20	37
Ending liquidity	$1,378	$878	$1,146	$973

(1)             Subsidiary Distributions (a non-GAAP financial measure) is defined as cash distributions (primarily dividends and interest income) from subsidiary companies to the parent company and qualified holding companies. These cash flows are the source of cash flow to the parent.

(2)             The cash held at qualifying holding companies (QHCs) (a non-GAAP financial measure) represents cash sent to subsidiaries of the company domiciled outside of the US.  Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company (Parent).  Cash at those subsidiaries was used for investment and related activities outside of the US.  These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US.  Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

(3)             AES believes that unconsolidated parent company liquidity (a non-GAAP financial measure) is important to the liquidity position of AES as a parent company because of the non-recourse nature of most of AES’s indebtedness.